Exhibit 99.1

DISNEY SAVINGS AND INVESTMENT PLAN

REPORT ON FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

DISNEY SAVINGS AND INVESTMENT PLAN
INDEX TO FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

Page
Report of Independent Registered Public Accounting Firm	1

Financial Statements:*
Statements of Net Assets Available for Benefits as of December 31, 2020 and 2019	2

Statement of Changes in Net Assets Available for Benefits for the year ended December 31, 2020	3

Notes to Financial Statements	4

Supplemental Information (included pursuant to Department of Labor’s Rules and Regulations):**
Schedule H, line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2020	11

Consent of Independent Registered Public Accounting Firm - Moss Adams LLP	Exhibit 23

*The financial statements have been prepared in accordance with the financial reporting requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”).

**Other schedules required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are either not applicable or have been filed directly with the Department of Labor as part of the Master Trust filing.

Report of Independent Registered Public Accounting Firm

To the Investment and Administrative Committee of The Walt Disney Company Sponsored Qualified Benefit Plans and Key Employees Deferred Compensation and Retirement Plan and Participants of the Disney Savings and Investment Plan

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of the Disney Savings and Investment Plan (the “Plan”) as of December 31, 2020 and 2019, the related statement of changes in net assets available for benefits for the year ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2020 and 2019, and the changes in net assets available for benefits for the year ended December 31, 2020 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures to respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Opinion on the Supplemental Information

The supplemental information included in Schedule H, Line 4(i) – Schedule of Assets (Held at End of Year) as of December 31, 2020, has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information in the accompanying schedule, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act. In our opinion, the supplemental information in the accompanying schedule is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Moss Adams LLP
Los Angeles, California
June 24, 2021
We have served as the Plan’s auditor since 2020.

DISNEY SAVINGS AND INVESTMENT PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
(in thousands)

	December 31,
	2020	2019
Assets
Plan’s share of the net assets of the Disney Savings Plan Master Trust at fair value	$11,079,430	$8,540,130

Receivables:
Notes receivable from participants	80,693	74,895
Company contributions	6,755	14,100
Total receivables	87,448	88,995

Net assets available for benefits	$11,166,878	$8,629,125

The accompanying notes are an integral part of these financial statements.

DISNEY SAVINGS AND INVESTMENT PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
(in thousands)

For the Year Ended
December 31, 2020

Plan’s share of net investment income of the Disney Savings Plan Master Trust	$1,450,871

Interest income on notes receivable from participants	3,173

Contributions:
Participant	391,429
Company	74,757
466,186

Deductions from net assets attributed to:
Benefits paid to participants	(571,371)
Administrative expenses (Note 4)	(276)
(571,647)

Net increase before transfers	1,348,583
Transfer of assets into Plan (Note 1)	1,189,170

Net assets available for benefits:
Beginning of year	8,629,125

End of year	$11,166,878

The accompanying notes are an integral part of these financial statements.

DISNEY SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
1.Description of the Plan

General
The Walt Disney Company (the “Company”) maintains the Disney Savings and Investment Plan (the “Plan”), which is a defined contribution plan intended to provide participating employees the opportunity to accumulate retirement funds through a tax-deferred contribution arrangement pursuant to Section 401(k) of the Internal Revenue Code of 1986 (the “Code”). In addition to the Code, the Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). This Plan is also an Employee Stock Ownership Plan (“ESOP”), which is intended to comply with Section 4975(e)(7) of the Code. The ESOP provides employees the opportunity to participate in the performance, both positive and negative, of Company common stock. The following description of the Plan provides only general information. Participants should refer to the Plan document for a complete description of the Plan’s provisions.

Effective January 1, 2020, the Plan was amended for provisions allowed under the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) concerning novel coronavirus (“COVID-19”) related distributions, repayment of plan loans and deferral of required minimum distributions.

Effective December 31, 2020, certain participants’ accounts totaling $1,189,169,669 were transferred from the 21st Century Fox America Consolidated Savings Plan (the “21CF Plan”) to the Plan. The portion of the participants’ accounts that is attributable to allocations made under the 21CF Plan prior to December 31, 2020 will, in general, continue to be subject to the terms of the 21CF Plan.

Administration of the Plan
The Investment and Administrative Committee of The Walt Disney Company Sponsored Qualified Benefit Plans and Key Employees Deferred Compensation and Retirement Plan (the “Committee” or “Plan Administrator”) administers the Plan, interprets its provisions and resolves all issues arising in the administration of the Plan.

The assets of the Plan are administered under a trust agreement between the Company and Fidelity Management Trust Company (“Fidelity” or the “Trustee”). Pursuant to the trust agreement, Fidelity executes the day-to-day activities of trust administration.

Administrative expenses of the Plan may be paid from the assets of the Plan unless the Company, at its discretion, pays such expenses. Investment expenses incurred by the investment funds are charged to the respective funds.

Participation
The Plan is for eligible employees of the Company and certain of its subsidiaries after 90 days of service. Eligible employees are automatically enrolled in the Plan at a contribution rate of 4% of eligible pay, and this contribution rate automatically increases by 1 percentage point each year, up to a maximum percentage of 10%, unless a participant affirmatively elects otherwise. Employees who were auto-enrolled may withdraw their tax deferred contributions within 90 days of their 1st contribution.

The Plan accepts direct cash rollovers from other qualified plans or individual retirement accounts (“IRA”) regardless of whether the eligible employee has met the 90-day service requirement.

Contributions
Participants are permitted to make pre-tax contributions or after-tax Roth contributions or a combination of both in whole percentages, up to 50% of their base compensation, through payroll deductions. A participant’s total pre-tax contributions, after-tax Roth 401(k) contributions and the Company’s matching contributions, in any Plan year, cannot exceed the limits provided under Section 402(g) and Section 415 of the Code.

DISNEY SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
(continued)

Generally, once the participant reaches one year of service, the Company will begin making matching contributions in the amount of the lesser of 2% of eligible compensation or 50% of employee contributions. The Company may change the level of matching contributions or cease making matching contributions.

Income earned on participant pre-tax contributions and Company contributions to the Plan is not taxable for federal or state income tax purposes until withdrawn from the Plan. Income earned on Roth 401(k) contributions is not taxable if distributed in a qualified distribution. A Roth 401(k) withdrawal is considered a qualified distribution if five taxable years have passed since a participant’s first contribution and the withdrawal is attributable to the participant’s attainment of age 59½, disability or death.

Participant accounts
Each participant’s account is credited with the participant’s contributions and Company matching contributions, as well as allocations of Plan earnings. To the extent that the Plan’s administrative expenses are not paid by the
Company, participant accounts may be charged with an allocation of administrative expenses that are paid by the Plan. The benefit to which a participant is entitled is the amount in the participant’s account.

Vesting
Participants are fully vested immediately in all contributions, including the Company’s matching contributions, and all earnings thereon.

Investments
The Plan’s investments are held in the Disney Savings Plan Master Trust (the “Master Trust”). There are a number of investment fund options available to participants. The participants direct their individual contributions and Company matching contributions in these investment funds. Participants may elect to change the investment of their contributions or to transfer all or part of their account balances among the various investment funds in increments of 1%. If the participant makes no election, contributions are made into the BTC Lifepath Fund with a target date closest to the participant’s 65th birthday.

Benefits, Distributions and Withdrawals
A participant’s entire account balance, adjusted for investment gains or losses, is available for immediate distribution upon termination of employment. Distributions are made in cash or participants can elect to receive any part of their Disney Stock Fund accounts in the form of Company common stock plus cash for any fractional shares. Participants’ account balances under $1,000 are automatically distributed within 60 days following the participant’s termination date (or on a future date if the fair market value of the account balance falls below $1,000), less 20% for federal tax withholding, unless the participant elects to rollover the distribution into an IRA or another qualified plan. Participants with account balances of $1,000 or more may elect a distribution at any time following termination of employment. All amounts are to be distributed in accordance with the minimum required distribution provisions of the Code.

In-service withdrawals, up to 100% of the participant’s account, are available after reaching age 59½, except for as allowed under the CARES Act. Hardship withdrawals are limited to the amounts necessary to satisfy a financial hardship and will be made if the Committee, or its delegate, determines that the reason for the hardship complies with applicable requirements under the Code and the Plan.

Voting Rights for the Disney Stock Funds
Each participant has the right to direct the Trustee concerning the participants’ shareholder rights, such as voting rights or tender offers. An appointed independent fiduciary will vote the shares if a participant does not give specific voting instructions to the Trustee. If an independent fiduciary is not appointed in a particular year or does not give the Trustee timely direction, the Trustee will vote those shares in the same proportion it has received instructions from other participants. If the Trustee does not receive specific tender offer instructions, the Trustee will not tender those shares.

DISNEY SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
(continued)

Notes Receivable from Participants
Participants are permitted to borrow from their accounts subject to certain limitations and conditions established to comply with the current requirements of the Code. All notes made by participants are secured by their accounts with a right of offset. Participants may borrow up to 50% of their vested account balance not to exceed $50,000 in any consecutive twelve-month period. The minimum amount of each note is $1,000, and a participant may only have one note outstanding.

Notes may have a term of up to five years. However, the term can be extended to thirty years if the note is used to acquire or construct a principal residence of the participant. The interest rate on notes is equal to the prime rate on the date of issuance plus 1%. Note payments, including interest, are credited to the participant’s account.

Plan Amendment or Termination
The Company reserves the right to amend or modify the provisions of the Plan. Although the Company expects to continue the Plan indefinitely, the Company, with the approval of its Board of Directors, may terminate the Plan for any reason. If the Plan is terminated, each participant will receive, as prescribed by ERISA and its related regulations and in the form and manner determined by the Committee, a payment equal to the value of the participant’s account balance at the time of liquidation.

2.     Summary of Significant Accounting Policies

Basis of Accounting
The financial statements of the Plan are prepared using the accrual basis of accounting.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Actual results could differ from those estimates.

Risks and Uncertainties
The Plan provides for various investment options in mutual funds and other securities. Investment securities are exposed to various risks, such as interest rate, market and credit risks, which can include increases in defaults and credit rating downgrades. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in risks in the near term could materially affect participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits and in the Statement of Changes in Net Assets Available for Benefits.

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency stemming from COVID-19 and on March 11, 2020, the WHO classified the COVID-19 outbreak as a pandemic. The COVID-19 pandemic has triggered volatility in financial markets and has had a significant impact on the global economy and investment values. The Plan’s individual investments fluctuate in response to changing market conditions, therefore the impact of the COVID-19 pandemic on investment values in subsequent periods, if any, cannot be determined.

Investment Valuation and Income Recognition
Shares in registered investment companies and collective investment trusts are valued at the net asset value of shares held by the Plan at year end. The Disney Stock ESOP Fund is valued at the year-end quoted market price of Company common stock. The Disney Stock Non ESOP Fund is used for employee and Company contributions that are directed by the participant to be invested in Company common stock and is also valued at the year-end quoted market price of Company common stock. The balances in the Disney Stock Non ESOP Fund are automatically transferred to the Disney Stock ESOP Fund annually. Purchases and sales of securities are recorded on a trade-date basis. Dividends are recorded on the ex-dividend date.

DISNEY SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
(continued)

Net Investment Income/Loss
The Plan’s share of the Master Trust’s net investment income recorded in the Statement of Changes in Net Assets Available for Benefits consists of realized gains or losses on sales, dividends and unrealized appreciation or depreciation on investments.

Notes Receivable from Participants
Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. There are no allowances for credit losses as delinquent participant notes are reclassified as distributions based upon the terms of the Plan document and the Code.

Payment of Benefits
Benefits are recorded when paid.

Expenses
Administrative expenses paid by the Company on behalf of the Plan are excluded from these financial statements. Fees related to the administration of notes receivable from participants are charged directly to the participant’s account and are included in administrative expenses. Investment-related expenses are included in the net change in the fair value of investments.

3.     Income Taxes

In response to the Company’s January 2016 request for a determination letter, on March 12, 2018, the Company received a favorable determination letter from the Internal Revenue Service (“IRS”) that the Plan qualifies under the appropriate sections of the Code and is therefore exempt from income taxes under Section 501(a) of the Code. Since the Company’s January 2016 request, the Plan has been amended. However, the Plan Administrator continues to believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code.

U.S. GAAP requires the Plan Administrator to evaluate tax positions taken by the Plan and recognize a tax liability if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. As of December 31, 2020 and 2019, there are no uncertain positions taken or expected to be taken that would require recognition of a liability or disclosure in the financial statements. The Plan is subject to routine audits by the IRS; however, there are currently no audits in progress.

4.     Party-in-Interest and Related Party Transactions

Under ERISA rules related to 401(k) plans, transactions with related parties of the Plan such as a sponsor, administrator, trustee or participant (Parties-in-Interest) are considered either exempt or non-exempt from ERISA prohibited transaction provisions. Non-exempt transactions are subject to penalty taxes.

During the year ended December 31, 2020, the Plan had the following exempt party-in-interest transactions:
•Certain Plan investments are shares of registered investment companies managed by Fidelity, who is the Trustee of the Plan.
•The Plan paid fees to the Trustee totaling $275,794.
•The Company paid certain administrative expenses on behalf of the Plan totaling $2,276,082. In addition, the Plan incurred administrative expenses of $613,629 pertaining to the year ended December 31, 2020, which were paid by the Company in 2021.
•Participants borrowed $24,536,888 and made principal repayments of $25,436,885. Effective December 31, 2020, notes receivable from participants of $6,652,790 were transferred from the 21CF Plan to the Plan.

DISNEY SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
(continued)

•The Plan allows participants to invest in Company common stock through the Disney Stock ESOP and Non ESOP investment funds. Dividend income receivable from the Company was $0 and $12,255,210 at December 31, 2020 and December 31, 2019, respectively.

5.     Investment in Disney Savings Plan Master Trust

The Plan’s investments and certain assets are held in the Master Trust, which also includes the investments and certain assets of the Disney Hourly Savings and Investment Plan, the Disney Retirement Savings Plan and the 21CF Plan, which are other defined contribution plans sponsored by the Company. Assets of the Master Trust are allocated to the participating plans according to the investment elections of participants within each plan. Investment income of the Master Trust for the year ended December 31, 2020 was allocated based upon each Plan’s specific interest within each of the investment funds held by the Master Trust. For the year ended December 31, 2020, the Master Trust’s purchases and sales of Company common stock were $122,341,990 and $286,826,461, respectively.

Investments, dividends receivable and other receivables and payables held by the Master Trust are as follows (in thousands):

	December 31,
	2020	2019
Investments, at fair value:
Disney Stock Funds	$2,510,222	$2,188,032
Registered Investment Companies	2,264,741	1,812,577
Collective Investment Trusts	8,003,126	5,822,331
Total investments at fair value	12,778,089	9,822,940
Dividends receivable	—	13,328
Other (payables) / receivables	(496)	85
Total	$12,777,593	$9,836,353

The Plan’s share of the Master Trust’s investments, dividends receivable and other receivables and payables is as follows (in thousands):

	December 31,
	2020	2019
Investments, at fair value:
Disney Stock Funds	$2,302,923	$2,011,126
Registered Investment Companies	2,058,729	1,645,783
Collective Investment Trusts	6,718,133	4,870,891
Total investments at fair value	11,079,785	8,527,800
Dividends receivable	—	12,255
Other (payables) / receivables	(355)	75
Total	$11,079,430	$8,540,130

DISNEY SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
(continued)

The changes in net assets for the Master Trust for the year ended December 31, 2020 are as follows (in thousands):

Dividends	$37,908
Net appreciation in fair value of investments	1,636,946
Net investment income	1,674,854
Net assets transferred from the 21CF Plan	1,297,499
Contributions received, benefits paid and other, net	(31,113)
Increase in net assets	2,941,240
Net assets:
Beginning of year	9,836,353
End of year	$12,777,593

6.     Fair Value Measurements

Fair value is defined as the amount that would be received for selling an asset or paid to transfer a liability in an orderly transaction between market participants and is generally classified in one of the following categories:

•Level 1 – Quoted prices for identical instruments in active markets
•Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets
•Level 3 – Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable

Investments that are valued using the net asset value per share practical expedient are not classified in the fair value hierarchy.

The Master Trust’s investments measured at fair value are summarized in the following tables by fair value measurement Level (in thousands):

	Investments at Fair Value at December 31, 2020
	Level 1	Total
Disney Stock Funds	$2,510,222	$2,510,222
Registered Investment Companies	2,264,741	2,264,741
Total investments in the fair value hierarchy	$4,774,963	4,774,963
Collective Investment Trusts		8,003,126
Total investments at fair value		$12,778,089

DISNEY SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
(continued)

	Investments at Fair Value at December 31, 2019
	Level 1	Total
Disney Stock Funds	$2,188,032	$2,188,032
Registered Investment Companies	1,812,577	1,812,577
Total investments in the fair value hierarchy	$4,000,609	4,000,609
Collective Investment Trusts		5,822,331
Total investments at fair value		$9,822,940

Collective investment trusts are valued using the net asset value per share practical expedient. The collective investment trusts invest in domestic and international/global equity and debt securities, securities of publicly traded real estate companies, fixed income investments and/or cash equivalents. The Master Trust’s investments in collective investment trusts are purchased and sold on a daily basis and are not subject to restrictions regarding participant redemptions, and there are no unfunded commitments to the collective investment trusts. The Master Trust is required to provide the manager of the collective investment trusts with 30 days’ notice prior to exiting these funds.

7.     Subsequent Events

The Plan Administrator has evaluated subsequent events through June 24, 2021, the date the financial statements were issued, and made any necessary adjustments and disclosures, as applicable.

DISNEY SAVINGS AND INVESTMENT PLAN
EIN: 95-4545390, Plan: 011
SCHEDULE H, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2020

(a)	(b)	(c)	(e)
	Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment, Including Maturity Date, Rate of Interest, Collateral, Par or Maturity Value	Current Value

*	Disney Savings Plan Master Trust	Master Trust Investment Account	$11,079,430,478
*	Notes receivable from participants	Notes mature between January 2021 and January 2051 with interest rates that range from 4.25% to 6.50%.	$80,692,959

* A party-in-interest for which a statutory exemption exists.